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                                                                    EXHIBIT 23.2

                       Consent of Independent Accountants

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Delano Technology Corporation of our report dated April 30, 2001, relating to the consolidated balance sheets of Delano Technology Corporation as of March 31, 2001 and 2000 and the related consolidated statements of operations, shareholders' equity (deficiency) and cash flows for the years ended March 31, 2001 and March 31, 2000 and the period from May 7, 1998 (inception) to March 31, 1999, which report appears in the March 31, 2001 Form 10-K of Delano Technology Corporation.

We consent to the reference to our firm under the heading "Experts" in the Registration Statement on Form S-8.


KPMG LLP

Toronto, Canada
December 10, 2001